Exhibit 28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 23 to Registration Statement No. 333-13593 on Form N-1A of our report dated February 22, 2013, relating to the financial statements and financial highlights of Kalmar “Growth-with-Value” Small Cap Fund, a series of Kalmar Pooled Investment Trust, appearing in the Annual Report on Form N-CSR of Kalmar Pooled Investment Trust for the year ended December 31, 2012, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania

April 16, 2013